Exhibit 99.2

For:  THE OHIO ART COMPANY                 Contact:  RON COMO & ASSOCIATES, INC.
         One Toy Street                              330 East 46th St., Suite 7C
         Bryan, OH 43506                             New York, NY 10017
         Paul R. McCusty                             Tel:  (212) 557-4140
         Vice President Finance
         Tel:  (419) 636-3141                        May 21, 1999
                                                     Immediate Release

               THE OHIO ART COMPANY REPORTS OPERATING RESULTS FOR
                            THE FIRST QUARTER OF 1999

BRYAN, Ohio--(BUSINESS WIRE)--May 21, 1999--The Ohio Art Company (ASE-OAR), today announced operating results for the first quarter ended April 30, 1999.

Net sales increased significantly to $10,497,000 for the quarter ended April 30, 1999, compared to $6,286,000 for the quarter ended April 30, 1998, led by both domestic and international demand for the company's Betty Spaghetty(R) mix and match fashion doll. Domestic shipments of Water T-Ball(TM), an outdoor water toy, also contributed to the record first quarter sales comparisons. The Diversified Products Division reported flat shipments for the quarter.

The Company experienced net income for the first quarter amounting to $91,000 or $.11 per share, on 865,000 average shares outstanding, compared to a net loss of $908,000, or $1.02 per share, on 892,000 average shares outstanding during the quarter ended April 30, 1998. This is only the third time in the past two decades that the company has reported net income in the first quarter of operation. A combination of increased toy volume at higher average gross margins and reduced overhead contributed positively to this performance.

Pending resolution of bank financing issues reported earlier in the month, the Board of Directors decided not to declare a regular quarterly dividend.

Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch(R) drawing toy, as well as a complete line of toys that enhance and provide development, creativity, and positive reinforcement. Product lines include "Making Creativity Fun" activity toys, such as Etch a Sketch(R), Glitter Writer(R), Zooper(TM) Sounds Etch A Sketch(R), Betty Spaghetty(R) doll, and Spray FX Power Airbrush(TM). In addition, the Company's Diversified Products Division manufactures specialty plastic and lithographed products for the automotive, photographic, food container, and specialty premium markets.

                    THE OHIO ART COMPANY AND SUBSIDIARIES (*)
                        (Thousands Except Per Share Data)

                                              Three Months Ended
                                             4/30/99      4/30/98

Net Sales                                   $ 10,497      $ 6,286

Income (Loss) Before income Taxes                 91         (908)
Income Taxes                                       0            0
Net Income (Loss)                                 91         (908)
Net Income (Loss) Per Share                      .11        (1.02)
Average Shares Outstanding                       865          892

(*) Unaudited and subject to year-end adjustments.